Exhibit 1.02

Enphase Energy, Inc.

Conflict Minerals Report

For The Year January 1, 2013 through December 31, 2013

This report for the year January 1, 2013 through December 31, 2013 (the Reporting Period) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). For the purpose of the required Reasonable Country of Origin Inquiry (RCOI) and supply chain due diligence, Enphase Energy continued to seek supply chain responses through March 14, 2014. The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (3TG or Conflict Minerals) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, it must submit a Form SD that describes the RCOI completed.

If a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must perform due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

1. Company Overview

This report has been prepared by management of Enphase Energy, Inc. (herein referred to as Enphase Energy, the Company, we, us, or our). The information includes the activities of all majority-owned subsidiaries.

Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. We were founded in March 2006 and have grown rapidly to become the market leader in the microinverter category. Since our first commercial shipment in mid-2008, we have sold over 5,100,000 microinverters as of March 31, 2014. Our sales efforts are focused in the United States, Canada, France, the United Kingdom, Italy, Belgium, Luxembourg, the Netherlands, Switzerland and Australia. We sell our microinverter systems primarily to distributors who resell them to solar installers. We also sell directly to large installers and through original equipment manufacturers (OEMs) and strategic partners. We have approximately 400 employees worldwide located in the United States, Europe, Asia, Australia and New Zealand. Our principal executive offices are located at 1420 N. McDowell Blvd., Petaluma, CA 94954.

2. Products Overview

Enphase Energy designs, develops, and sells microinverter systems for the solar photovoltaic industry. The Company’s microinverter system consists of (i) an Enphase microinverter and related accessories that convert direct current (DC) power to grid-compliant alternating current (AC) power; (ii) an Envoy communications gateway device that collects and transmits performance information from each solar module to the Company’s hosted data center; and (iii) the Enlighten web-based software platform that collects and processes this information to enable customers to monitor and manage their solar power systems.

Based upon Enphase Energy’s internal assessment, the Enphase microinverter products, certain related microinverter accessories and the Enphase Envoy contain Conflict Minerals that are necessary to the functionality or production of those products. Accordingly, for the purposes of this assessment, only Enphase Energy’s microinverter products, certain related microinverter accessories and the Enphase Envoy were considered (the Covered Products).

3. Process Overview

In order to manage the scope of this task, Enphase Energy relies upon its suppliers to provide information on the origin of the 3TG contained in components and materials supplied to it, including sources of 3TG that are supplied to them from sub-tier suppliers. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy and Supplier Code of Conduct.

We, through our outside agent Flextronics International Ltd. that is assisting us in our due diligence efforts, reached out to our suppliers to educate our suppliers regarding the relevant, emerging SEC requirements and Enphase Energy’s due diligence expectations.

In addition, Enphase Energy has performed a comprehensive analysis of our product components and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our Conflict Minerals due diligence by identifying and reaching out to our suppliers during the Reporting Period that provide components or engage in manufacturing activities that are likely to contain 3TG. We adopted the standard Conflict Minerals reporting templates established by the Conflict-Free Sourcing Initiative (CFSI), and launched our Conflict Minerals due diligence communication survey to these suppliers, who were suppliers to our instrument and array manufacturing in 2013.

4. Reasonable Country of Origin Inquiry

The Company has conducted a good faith RCOI that was reasonably designed to determine whether any of the Conflict Minerals in the Covered Products originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. Because, as a result of its RCOI, the Company was unable to determine the country of origin of all Conflict Minerals in its supply chain, the Company also performed due diligence on the source and chain of custody to determine whether the Conflict Minerals directly or indirectly financed or benefitted armed groups in the Covered Countries.

Due to the breadth, complexity and constant evolution of Enphase Energy’s products and supply chain, it will take time for many of our suppliers to verify the origin of all of the Conflict Minerals. In addition, the information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. Moreover, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by suppliers is limited. By using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the CFSI’s Conflict-Free Smelter Program (the CFSP), and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

5. Conflict Minerals Status Analysis and Conflict Status Conclusion

Enphase Energy has been unable to reasonably determine whether all of the 3TG used in our Covered Products either originated in the Covered Countries or came from recycled or scrap sources, or whether they were used directly or indirectly to finance or benefit armed groups in the Covered Countries.

6. Conflict Minerals Policy

Enphase Energy’s Conflict Minerals Policy provides as follows:

There has been increased awareness regarding the human rights violations in the mining of certain minerals from an area known as the “Conflict Region”: the Democratic Republic of the Congo (“DRC”) and the surrounding countries. Through the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), publically traded companies have been chartered to practice reasonable due diligence with their supply chain to determine if tin, tantalum, tungsten and gold (“Conflict Minerals”) used in their products are being sourced from mines controlled by non-government or unlawful military groups within the Conflict Region. Enphase Energy, Inc. (“Enphase”) is committed to taking all steps to comply with the legislation and is committed to sourcing components and materials from companies that share our values around human rights, ethics and environmental responsibility.

Tracing materials back to their mine of origin is a complex endeavor but an important aspect of responsible sourcing. Enphase Energy looks to industry guidelines to help establish its programs such as the Organization for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, the joint Electronic Industry Citizen Coalition and the Global e-Sustainability Initiative, which is taking action to address responsible sourcing through the development of the Conflict-Free Smelter program aiming to enable companies to source conflict-free minerals. Given the complexity of of Enphase’s and its suppliers’ respective supply chains, it will take time for many suppliers and sub-suppliers to verify the origin of conflict minerals. We intend to use our supply chain due diligence process to drive accountability within the supply chain to further our goal of conflict-free sourcing.

We are in the process of developing and implementing a strategy to support the objectives of the U.S. regulations on the supply of Conflict Minerals. Our commitment includes:

•	Developing policies and processes toward preventing the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Conflict Region.

•	Not knowingly procuring specified minerals that originate from facilities in the Conflict Region that are not certified as conflict free.

•	Expecting our suppliers to: (i) provide Enphase with Conflict Mineral content and country of origin information on the products it supplies to Enphase; (ii) cooperate with Enphase (or an independent third party auditor) in any review of its supply chain and procurement process, Conflict Mineral audits, and due diligence on its suppliers as required for Enphase’s annual SEC disclosure in compliance with the Dodd-Frank Act; and (iii) collaborate with Enphase in developing a chain of custody for these Conflict Minerals in the supply chain and identifying and sourcing conflict-free sources for the minerals used in Enphase products.

•	Expecting suppliers whose products contain conflict minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict- Affected and High Risk-Areas that are designed to accomplish this goal, and requiring their suppliers to do the same.

Enphase believes in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating this Policy, then we will require the supplier to commit to devise and undertake suitable corrective action to move to a conflict free source. If suitable action is not taken, we will look for alternative sources for the product. Enphase’s efforts are not to ban procurement of minerals from the Conflict Region, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is “non-conflict free,” we will work towards transitioning to products that are “conflict free.”

7. Due Diligence Process

7.1 Design of Due Diligence

Our due diligence processes have been designed in conformity with, in all material respects, the 2nd edition of The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (OECD Guidance), consistent with our position as a downstream company. Our Conflict Minerals due diligence process includes: the development of a Conflict Minerals Policy, establishment of governance structures with cross-functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record-keeping and escalation procedures. We periodically report to the Audit Committee and the Board of Directors with respect to our due diligence process and compliance obligations.

7.2 Management Systems

As described above, Enphase Energy has adopted a company policy which is posted on our website at: www.Enphase.com/company/.

7.3 Internal Team

Enphase Energy has established a management system for complying with the applicable rules. Our management system includes a task force led by our Associate General Counsel and Compliance Officer and our Senior Director of Supply Chain Management, with oversight by our Chief Financial Officer, Vice President of Manufacturing and Operations and our Audit Committee. They are supported by a team of subject matter experts from relevant functions such as, purchasing, quality assurance, manufacturing and environmental health and safety. The Associate General Counsel and Compliance Manager and Senior Director of Supply Chain Management are responsible for implementing our Conflict Minerals compliance strategy. Senior management and our Audit Committee is briefed about the results of our due diligence efforts on a regular basis.

Controls include, but are not limited to, our Code of Conduct, which outlines expected behaviors for all Enphase employees and our Supplier Code of Conduct, which outlines expected behaviors for all Enphase Energy suppliers.

7.4 Supplier Engagement

To assist us with the conduct of our supply chain due diligence, we have engaged Flextronics International, Ltd. (Flextronics), our manufacturing partner, for Conflicts Minerals due diligence services, including conducting supplier outreach, training, and archiving the received supplier responses to our due diligence survey.

Through Flextronics, we conducted a survey of our active suppliers and sub-suppliers using the template developed jointly by the companies of Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the Template). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is being widely adopted by many companies in their due diligence processes related to Conflict Minerals.

We, in conjunction with Flextronics, reviewed our entire known component and outsourced manufacturing supply chain, which consisted of approximately 146 suppliers. During the process of our review, we identified 126 suppliers who were within the scope of RCOI. We received 89 responses from the suppliers surveyed. The responses were reviewed against criteria developed to determine which required further engagement with our suppliers and sub-suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We worked directly with these suppliers to provide revised responses.

7.5 Grievance Mechanism

Enphase Energy has established a Conflict Minerals Policy and a Supplier Code of Conduct in addition to multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of our policies.

7.6 Records Maintenance

Enphase Energy has established our due diligence compliance process and set forth a documentation and record maintenance mechanism to ensure the retention of relevant documentation in a secured electronic database.

8. Identification and Assessment of Risk in the Supply Chain

Because of the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sources upstream from our direct suppliers. Accordingly, we stay abreast of a number of industry-wide initiatives as described above. Some of the largest suppliers are also SEC registrants and subject to the Rule. We compare the CFSP validated smelter list against those smelters identified by our suppliers and, as described in our Conflict Minerals Policy, we intend to engage any of our suppliers that we in the future have reason to believe are supplying us with 3TG from sources that may support conflict in the Covered Countries to request that they establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance.

9. Design and Implementation of a Strategy to Respond to Risks

As we move towards further developing our due diligence program, we intend to enhance supplier communication, training and escalation processes to improve due diligence data accuracy and completion and continue to influence additional smelters to be designated as “conflict-free” through an independent third-party audit program such as the CFSP through our supply chain, where possible. To the extent we are able to determine in the future that we are sourcing from non-conflict free smelters we plan to move toward using Conflict Free smelters within a reasonable time frame.

10. Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Enphase Energy does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide 3TG to our supply chain. However, we do rely upon the industry initiatives (for example, the CFSI), as well as industry efforts to influence smelters and refineries to be certified through independent third-party audit programs, such as the CFSP.

11. Report on Supply Chain Due Diligence

11.1 Survey Responses

We received 89 responses from the 126 suppliers surveyed.

11.2 Efforts to Determine Country of Origin of Mine or 3TG

Tracing materials back to the mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requiring that our suppliers conform with standards that meets the OECD guidelines and report to us using the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or location of origin of the 3TG in our supply chain and responses to such inquiries represents the most reasonable known mine of origin information available. Through this industry joint effort, we have made reasonable efforts to make a reasonable determination of the mines or locations of origin of the 3TG in our supply chain. We were, however, unable to ascertain the specific country of origin and/or chain of custody of all necessary Conflict Minerals processed by the facilities that contributed to our Covered Products because, for this Reporting Period, most of smelter and refiner facilities did not respond to our requests for country of origin or chain of custody information. Countries of origin of the Conflict Minerals these facilities process are believed to include Australia, Bolivia, Brazil, Burundi, Canada, Chile, China, Democratic Republic of

the Congo, Ethiopia, Germany, Hong Kong, India, Indonesia, Japan, Katanga, Republic of Korea, Malaysia, Mexico, Mozambique, Niger, Nigeria, Peru, Portugal, Russia, Rwanda, Spain, Switzerland, Thailand, United States and Uzbekistan.

11.3. Smelters or Refiners Identified

Of the 89 suppliers that provided complete responses to our survey, 27 of our suppliers provided responses on a product basis that was specifically applicable to components or types of components furnished to the Company. 62 of the suppliers that responded to our survey provided responses on a company-wide basis that was not specifically applicable to components or types of components furnished to the Company. That is, they were unable to represent to us that 3TG from the smelters or refiners they identified had actually been included in the components they supplied to us or our direct suppliers. Of the 27 suppliers that provided responses on a product basis, we gathered 280 names of smelters and refineries. Of those, 189 smelters and refineries are identified as CFSI’s known smelters and refineries. Among these 189 smelters and refineries, 31 are on the list of CFSI’s certified Conflict Free Smelters (CFS) list and considered to be conflict free, and with respect to the other 158, the CFSI has not provided an opinion as whether or not the minerals procured from these smelters and refineries originate from the DRC or surrounding countries. Set forth in Exhibit A is the list of known smelters and refineries and CFSI certified conflict free smelters identified by our supply chain so far.

Cautionary Note on Forward-Looking Statements

Forward-looking statements in this CMR are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Investors are cautioned that statements in this CMR that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further supplier engagement and risk mitigation efforts and strategy, constitute forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others.

EXHIBIT A

Metal	Smelter Name

Gold	Western Australian Mint trading as The Perth Mint*

Gold	Umicore SA Business Unit Precious Metals Refining**

Gold	AngloGold Ashanti Mineração Ltda*

Gold	Umicore Brasil Ltda*

Gold	Johnson Matthey Limited*

Gold	Royal Canadian Mint**

Gold	Xstrata Canada Corporation*

Gold	Argor-Heraeus SA*

Gold	Cendres & Métaux SA*

Gold	Metalor Technologies SA*

Gold	PAMP SA**

Gold	Valcambi SA**

Gold	PX Précinox SA*

Gold	Codelco*

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited*

Gold	Jiangxi Copper Company Limited*

Gold	The Refinery of Shandong Gold Mining Co. Ltd*

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*

Gold	The Great Wall Gold and Silver Refinery of China*

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*

Gold	Zijin Mining Group Co. Ltd*

Gold	Suzhou Xingrui Noble*

Gold	Allgemeine Gold- und Silberscheideanstalt A.G.*

Gold	Aurubis AG*

Gold	Heimerle + Meule GmbH**

Gold	Heraeus Precious Metals GmbH & Co. KG**

Gold	SEMPSA Joyeria Plateria SA*

Gold	Heraeus Ltd Hong Kong*

Gold	Metalor Technologies (Hong Kong) Ltd**

Gold	PT Aneka Tambang (Persero) Tbk*

Gold	Chimet SpA*

Gold	Asahi Pretec Corporation*

Gold	Dowa**

Gold	Ishifuku Metal Industry Co., Ltd.**

Gold	Japan Mint*

Gold	JX Nippon Mining & Metals Co., Ltd*

Gold	Matsuda Sangyo Co. Ltd*

Gold	Mitsubishi Materials Corporation*

Gold	Mitsui Mining and Smelting Co., Ltd.*

Gold	Sumitomo Metal Mining Co. Ltd.*

Gold	Tanaka Kikinzoku Kogyo K.K.*

Gold	Tokuriki Honten Co. Ltd*

Gold	Nihon Material Co. LTD**

Gold	Aida Chemical Industries Co. Ltd.*

Gold	Asaka Riken Co Ltd*

Gold	Kojima Chemicals Co. Ltd*

Gold	Yokohama Metal Co Ltd*

Gold	Chugai Mining*

Gold	Pan Pacific Copper Co. LTD*

Gold	Kazzinc Ltd*

Gold	Kyrgyzaltyn JSC*

Gold	Central Bank of the DPR of Korea*

Gold	LS-Nikko Copper Inc*

Gold	Torecom*

Gold	Daejin Indus Co. Ltd*

Gold	DaeryongENC*

Gold	Do Sung Corporation*

Gold	Hwasung CJ Co. Ltd*

Gold	Korea Metal Co. Ltd*

Gold	SAMWON METALS Corp.*

Gold	Caridad*

Gold	Met-Mex Peñoles, S.A.*

Gold	Schone Edelmetaal*

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*

Gold	FSE Novosibirsk Refinery*

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*

Gold	JSC Uralectromed*

Gold	Moscow Special Alloys Processing Plant*

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*

Gold	Prioksky Plant of Non-Ferrous Metals*

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*

Gold	OJSC Kolyma Refinery*

Gold	L’ azurde Company For Jewelry*

Gold	Boliden AB*

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*

Gold	Istanbul Gold Refinery**

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*

Gold	Solar Applied Materials Technology Corp.*

Gold	Johnson Matthey Inc*

Gold	Materion*

Gold	Metalor USA Refining Corporation**

Gold	Ohio Precious Metals LLC.*

Gold	Sabin Metal Corp.*

Gold	United Precious Metal Refining, Inc.**

Gold	Almalyk Mining and Metallurgical Complex (AMMC)*

Gold	Navoi Mining and Metallurgical Combinat*

Gold	Rand Refinery (Pty) Ltd**

Gold	Tanaka Kikinzoku Kogyo K.K.

Gold	Asahi Pretec Corp

Gold	Dowa

Gold	Heraeus Ltd Hong Kong

Gold	Ishifuku Metal Industry Co., Ltd.

Gold	Jiangxi Copper Company Limited

Gold	Johnson Matthey Inc

Gold	JX Nippon Mining & Metals Co., Ltd

Gold	Matsuda Sangyo Co. Ltd

Gold	Mitsubishi Materials Corporation

Gold	Mitsui Mining and Smelting Co., Ltd.

Gold	Navoi Mining and Metallurgical Combinat

Gold	The Refinery of Shandong Gold Mining Co. Ltd

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd

Gold	Sumitomo Metal Mining Co. Ltd.

Gold	Tokuriki Honten Co. Ltd

Gold	Xstrata Canada Corporation

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Gold	Nihon Material Co. LTD

Gold	Kojima Chemicals Co. Ltd

Gold	Heraeus

Gold	So Accurate Refining Group

Gold	Technic, Inc.

Tantalum	Plansee**

Tantalum	LMS Brasil S.A.*

Tantalum	Duoluoshan**

Tantalum	F&X*

Tantalum	JiuJiang Tambre Co. Ltd.*

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*

Tantalum	Zhuzhou Cement Carbide*

Tantalum	RFH*

Tantalum	Conghua Tantalum and Niobium Smeltry**

Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.*

Tantalum	H.C. Starck GmbH*

Tantalum	Mitsui Mining & Smelting**

Tantalum	Taki Chemical*

Tantalum	Ulba**

Tantalum	Solikamsk Metal Works**

Tantalum	Exotech Inc.**

Tantalum	Gannon & Scott*

Tantalum	Global Advanced Metals**

Tantalum	Kemet Blue Powder**

Tantalum	Hi-Temp**

Tantalum	Telex**

Tantalum	H.C. Starck GmbH

Tantalum	Ulba

Tin	Metallo Chimique*

Tin	EM Vinto*

Tin	OMSA**

Tin	Mineração Taboca S.A.**

Tin	White Solder Metalurgia*

Tin	Cooper Santa*

Tin	Gejiu Zi-Li*

Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.*

Tin	Gold Bell Group*

Tin	Jiangxi Nanshan*

Tin	Liuzhou China Tin*

Tin	Yunnan Chengfeng*

Tin	Yunnan Tin Company Limited*

Tin	CNMC (Guangxi) PGMA Co. Ltd.*

Tin	Minmetals Ganzhou Tin Co. Ltd.*

Tin	Huichang Jinshunda Tin Co. Ltd*

Tin	Linwu Xianggui Smelter Co*

Tin	CV DS Jaya Abadi*

Tin	CV Duta Putra Bangka*

Tin	CV JusTindo*

Tin	CV Makmur Jaya*

Tin	CV Nurjanah*

Tin	CV Prima Timah Utama*

Tin	CV Serumpun Sebalai*

Tin	CV United Smelting*

Tin	PT Alam Lestari Kencana*

Tin	PT Artha Cipta Langgeng*

Tin	PT Babel Inti Perkasa*

Tin	PT Babel Surya Alam Lestari*

Tin	PT Bangka Kudai Tin*

Tin	PT Bangka Putra Karya*

Tin	PT Bangka Timah Utama Sejahtera*

Tin	PT Belitung Industri Sejahtera*

Tin	PT BilliTin Makmur Lestari*

Tin	PT Bukit Timah**

Tin	PT Eunindo Usaha Mandiri*

Tin	PT Fang Di MulTindo*

Tin	PT HP Metals Indonesia*

Tin	PT Koba Tin*

Tin	PT Mitra Stania Prima*

Tin	PT Refined Banka Tin*

Tin	PT Sariwiguna Binasentosa*

Tin	PT Stanindo Inti Perkasa*

Tin	PT Sumber Jaya Indah*

Tin	PT Timah**

Tin	PT Timah Nusantara*

Tin	PT Tinindo Inter Nusa*

Tin	PT Yinchendo Mining Industry*

Tin	PT Tambang Timah**

Tin	PT Bangka Tin Industry*

Tin	PT DS Jaya Abadi*

Tin	Mitsubishi Materials Corporation*

Tin	Malaysia Smelting Corp*

Tin	Minsur**

Tin	Fenix Metals*

Tin	Novosibirsk Integrated Tin Works*

Tin	Thaisarco*

Tin	Cookson*

Tin	Mineração Taboca S.A.*

Tin	Gejiu City, Yunnan, China

Tin	PT Tambang Timah

Tin	Yunnan Chengfeng

Tin	Feinhütte Halsbrücke GmbH

Tin	Malaysia Smelting Corp

Tin	EM Vinto

Tin	OMSA

Tin	Mitsubishi Material

Tin	PT Bangka Putra Karya

Tin	PT Bukit Timah

Tin	PT Stanindo Inti Perkasa

Tin	PT Timah

Tin	PT Refined Banka Tin

Tin	Thailand Smelting and Refining Co. Ltd.

Tin	Thaisarco

Tin	Cookson

Tin	CV United Smelting

Tin	EM Vinto

Tin	Gejiu Zi-Li

Tin	Malaysia Smelting Corp

Tin	Metallo Chimique

Tin	Mineração Taboca S.A.

Tin	Minsur

Tin	Mitsubishi Materials Corporation

Tin	OMSA

Tin	PT Bangka Kudai Tin

Tin	PT Bangka Putra Karya

Tin	PT Belitung Industri Sejahtera

Tin	PT Bukit Timah

Tin	PT Koba Tin

Tin	PT Stanindo Inti Perkasa

Tin	PT Timah

Tin	Thaisarco

Tin	Yunnan Chengfeng

Tin	Yunnan Tin Company Limited

Tin	PT Tambang Timah

Tin	White Solder Metalurgia

Tin	Cooper Santa

Tin	Taicang City Nancang Metal Meterial Co.,Ltd

Tin	Feinhütte Halsbrücke GmbH

Tin	Best Metals

Tin	Guangxi Pinggui PGMA Co. Ltd.

Tin	IBF IND Brasilleira de Ferroligas Ltd.

Tin	Amalgamated Metals Corporation, Ketabang

Tin	MCP Metal Specialties, Inc.

Tin	Rui Da Hung

Tin	Soft Metals Ltd.

Tin	PT Bangka Putra Karya

Tin	PT Bukit Timah

Tin	PT Koba Tin

Tin	PT Stanindo Inti Perkasa

Tin	Minsur

Tungsten	Wolfram Bergbau und Hütten AG*

Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd*

Tungsten	China Minmetals Nonferrous Metals Co Ltd*

Tungsten	Chongyi Zhangyuan Tungsten Co Ltd*

Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp*

Tungsten	Jiangxi Tungsten Industry Group Co Ltd*

Tungsten	Sichuan Metals & Materials Imp & Exp Co*

Tungsten	Xiamen Tungsten Co Ltd*

Tungsten	Zhuzhou Cemented Carbide Group Co Ltd*

Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd*

Tungsten	Hunan Chenzhou Mining Group Co*

Tungsten	Dayu Weiliang Tungsten Co., Ltd.*

Tungsten	FUJIAN JINXIN TUNGSTEN CO.,LTD*

Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.*

Tungsten	HC Starck GmbH*

Tungsten	Japan New Metals Co Ltd*

Tungsten	A.L.M.T. Corp.*

Tungsten	Wolfram Company CJSC*

Tungsten	ATI Tungsten Materials*

Tungsten	Global Tungsten & Powders Corp*

Tungsten	Kennametal Inc.*

Tungsten	Tejing (Vietnam) Tungsten Co Ltd*

Tungsten	China Minmetals Nonferrous Metals Co Ltd

Tungsten	Chongyi Zhangyuan Tungsten Co Ltd

Tungsten	Global Tungsten & Powders Corp

Tungsten	HC Starck GmbH

Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp

Tungsten	Jiangxi Tungsten Industry Group Co Ltd

Tungsten	Wolfram Company CJSC

Tungsten	Xiamen Tungsten Co Ltd

Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd

Tungsten	Ganzhou Huaxing Tungsten Co. Ltd.

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.

Tungsten	Hunan Chun-Chang Non-ferrous Smelting & Concentrating Co.,Ltd.

Tungsten	Ganzhou Seadragon W&Mo Co,.Ltd.

Tungsten	Allied material Corp.

*	Smelter and refiner facility names as reported by the CFSI
**	Denotes smelters and refiners which have received a “conflict free” designation from an independent third party audit program.